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                                                                    EXHIBIT 99.1

(NORTHERN BORDER PARTNERS, L.P. LOGO)              News     13710 FNB Parkway
                                                   Release  Omaha, NE 68154-5200

                                                   For Further Information
                                                   Contact:

                                                   Media Contact:
                                                   Martha Sumner-Kenney
                                                   (402) 492-3401

                                                   Investor Contacts:
                                                   Ellen Konsdorf
                                                   Lisa Couillard
                                                   (877) 208-7318

NORTHERN BORDER PARTNERS, L.P. ANNOUNCES
SALE OF GENERAL PARTNER INTERESTS

FOR IMMEDIATE RELEASE: WEDNESDAY, NOVEMBER 17, 2004

         OMAHA - Northern Border Partners, L.P. (NYSE - NBP) announced that today ONEOK, Inc. closed its purchase of Northern Plains Natural Gas Company, LLC from CCE Holdings, LLC. Northern Plains, together with its wholly-owned subsidiary Pan Border Gas Company, LLC owns 82.5 percent of the general partner interest and 500,000 common units of Northern Border Partners. The remaining
17.5 percent of the Northern Border general partnership interest is owned by Northwest Border Pipeline Company, a subsidiary of TransCanada Corporation. Also included in ONEOK's purchase is NBP Services, LLC, which provides administrative and operating services to Northern Border Partners.

         As previously announced, Enron Corp. agreed to sell Northern Plains, a subsidiary of CrossCountry Energy, LLC to CCE Holdings, a joint venture between Southern Union Company and GE Commercial Finance Energy Financial Services. On September 16, 2004, Southern Union Company and ONEOK each announced that ONEOK had entered into an agreement to purchase Northern Plains, Pan Border, and NBP Services from CCE Holdings for $175 million.

         Effective with the purchase of Northern Plains by ONEOK, David L. Kyle, chairman of the board, president, and chief executive officer of ONEOK, has been appointed by Northern Plains as its member and chairman of the Policy Committee of Northern Border Partners. William R. Cordes, the former chairman of the Policy Committee, remains as a member of the Policy Committee. Mr. Cordes remains as Northern Border's chief executive officer and Mr. Jerry L. Peters remains as Northern Border's chief accounting and financial officer.

         "We are very pleased to start our new relationship with ONEOK as a general partner and look forward to working with ONEOK and TransCanada to grow the partnership and continue to provide quality service to our customers," said Bill Cordes, chief executive officer, Northern Border Partners, L.P.

         ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and


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Oklahoma, and the third largest in Texas, operating as Kansas Gas Service,
Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. More information can be found at http://www.oneok.com.

         Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at http://www.northernborderpartners.com.